PROXY RESULTS
	During the six months ended June 30, 2007, Cohen &
Steers Premium	Income Realty Fund, Inc. shareholders voted
on the following proposals at the annual meeting held on April 19, 2007. The description of each proposal and number of shares voted are as follows:

Common Shares
			Shares Voted	Authority
				For	Withheld
To Elect Directors

Richard J. Norman	 29,969,438 	 206,542
Frank K. Ross		 29,965,152 	 210,828



Preferred Shares
			Shares Voted	Authority
				For	Withheld
To Elect Directors
Martin Cohen		 12,410 	 90
Richard J. Norman	 12,413 	 87
Frank K. Ross		 12,366 	 134